Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

Supplement dated October 16, 2025

to Pricing Supplement dated September 17, 2025

Equity Index Underlying Supplement dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Prospectus dated February 21, 2024

Principal at Risk Accelerated Participation Securities

Linked to the Dow Jones Industrial Average®
(the “Reference Asset”)
CUSIP: 40447DAU2

(the “APS”)

This document supplements the offering document referenced above, including in connection with any secondary market transactions in the APS by HSBC Securities (USA) Inc. and its affiliates. Terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated September 17, 2025 and filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2025 (the “Pricing Supplement”), the Initial Value was defined, as with respect to the Reference Asset, the arithmetic average of its Official Closing Levels during the Initial Valuation Period, with the Initial Valuation Period being each Scheduled Trading Day from and including September 15, 2025 to and including October 13, 2025 (as listed in Annex A hereto) on which a Market Disruption Event does not occur (1). Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Pricing Supplement.

The Initial Value of the Reference Asset is 46,254.57.

Date No.	Scheduled Trading Day	Official Closing Level of the Reference Asset
1	September 15, 2025	45,883.45
2	September 16, 2025	45,757.90
3	September 17, 2025	46,018.32
4	September 18, 2025	46,142.42
5	September 19, 2025	46,315.27
6	September 22, 2025	46,381.54
7	September 23, 2025	46,292.78
8	September 24, 2025	46,121.28
9	September 25, 2025	45,947.32
10	September 26, 2025	46,247.29
11	September 29, 2025	46,316.07
12	September 30, 2025	46,397.89
13	October 1, 2025	46,441.10
14	October 2, 2025	46,519.72
15	October 3, 2025	46,758.28
16	October 6, 2025	46,694.97
17	October 7, 2025	46,602.98
18	October 8, 2025	46,601.78
19	October 9, 2025	46,358.42
20	October 10, 2025	45,479.60
21	October 13, 2025	46,067.58
SUM of Closing Levels / Number of Valuation Dates		971,345.96 / 21
	Arithmetic Mean	46,254.57(1)

(1) Rounded to two decimal points

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the APS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 6 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the APS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the APS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated September 17, 2025: https://www.sec.gov/Archives/edgar/data/83246/000110465925091499/tm2524998d264_424b2.htm

•	The Equity Index Underlying Supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

•	The prospectus supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	The prospectus dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

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